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                                                                     Exhibit 8.1

                     [LETTERHEAD OF HOGAN & HARTSON L.L.P.]



                                 April 2, 1998


Public Storage Properties XX, Inc.
701 Western Ave., Suite 200
Glendale, California  91201-2397

Ladies and Gentlemen:

          This opinion is being delivered to you in accordance with Section
7.1.7 of the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of February 13, 1998, by and between Public Storage, Inc., a California corporation ("PSI"), Public Storage Properties XX, Inc., a California corporation ("PSP20"). Pursuant to the Reorganization Agreement, PSP20 will merge with and into PSI (the "Merger"). We have acted as legal counsel to PSP20 in connection with the Merger.

          Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement and in the Proxy Statement and Prospectus filed with the Securities and Exchange Commission on or about the date of the delivery of this opinion (the "Proxy Statement and Prospectus"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

          In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto):

          1.  The Reorganization Agreement;

          2.  Representations made to us by PSI;

          3.  Representations made to us by PSP20;

          4.  The Proxy Statement and Prospectus;

          5. Such other instruments and documents related to the formation, organization and operation of PSI and PSP20 or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.
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Public Storage Properties XX, Inc.
April 2, 1998
Page 2

          In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof) that:

          1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate, all copies are accurate, and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

          2. The Merger will be consummated in accordance with, and will qualify as a statutory merger under, applicable state law.

          3. Any representation or statement made "to the knowledge" or "to the best of the knowledge" or similarly qualified is correct without such qualification.

          4. The Merger will be consummated in accordance with the Reorganization Agreement and as described in the Proxy Statement and Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of PSI and PSP20 will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Reorganization Agreement and all other documents and instruments referred to therein or in the Proxy Statement and Prospectus are valid and binding in accordance with their terms.

          Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion that (1) for federal income tax purposes, the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code, (2) PSI will continue to qualify as a REIT under Sections 856 through 860 of the Code following the merger of Public Storage Management, Inc. ("PSMI") into PSI (the "PSMI Merger") SO LONG AS (A) PSI has met at all times since the PSMI Merger and continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either (i) at the time of (and after giving effect to) the PSMI Merger, PSMI was not considered to have any current or accumulated earnings and profits for tax purposes or (ii) PSI made distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits, and (3) the discussion under the heading "Federal Income Tax Considerations" in the Proxy Statement and
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Public Storage Properties XX, Inc.
April 2, 1998
Page 3

Prospectus, to the extent that it describes matters of law or legal conclusions, is correct in all material respects.

          In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

          1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the IRS's practices and procedures in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer who receives such ruling) and published rulings and procedures, all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinions. PSI has not requested a ruling from the IRS (and no such ruling will be sought) as to any of the federal income tax consequences addressed in this opinion Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

          2. This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, we express no opinion regarding, among other things:

          (i) whether and the extent to which any PSP20 Shareholder who has provided or will provide services to PSP20 or PSI will have compensation income under any provision of the Code and the effects of such compensation income, including, but not limited to, the effect upon the basis and holding period of the PSI Common Stock received by any such shareholder in the Merger;

          (ii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax
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Public Storage Properties XX, Inc.
April 2, 1998
Page 4


provisions (Sections 55, 56 and 57) of the Code or Sections 305, 306, 357, and 708 of the Code, or the regulations promulgated thereunder; and

          (iii) the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of PSP20 and/or holders of options or warrants for PSP20 stock or that may be relevant to particular classes of PSP20 Shareholders and/or holders of options or warrants for PSP20 stock, including but not limited to dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

          3. No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

          4. PSI's qualification and taxation as a REIT depend upon PSI's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of distributions to shareholders, and the diversity of stock ownership. Hogan & Hartson L.L.P. to the extent applicable, has relied upon representations of PSI and PSP20 with respect to these matters and Hogan & Hartson L.L.P. has not conducted an audit or investigation with respect to either PSI's or PSP20's past compliance with these requirements and will not review PSI's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of PSI's operations for any given taxable year in the past or in the future will satisfy the requirements under the Code for qualification and taxation as a REIT.

          5.  This opinion is intended solely for the purposes set forth in
Section 7.1.7 of the Reorganization Agreement; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.
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Public Storage Properties XX, Inc.
April 2, 1998
Page 5

          We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the captions "Legal Opinions" and "Federal Income Tax Considerations" in the Proxy Statement and Prospectus. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                              Very truly yours,



                              /s/ HOGAN & HARTSON L.L.P.